November
                              5th
                              1 9 9 6








                                                      528,715-063


The Macerich Company
233 Wilshire Boulevard
Suite 700
Santa Monica, CA  90401

     Re: Sale of 5,000,000 Shares of Common Stock of The Macerich Company (the "Company")

Gentlemen:

          We have acted as your special counsel in connection with the issuance and sale of 5,000,000 shares (the "Shares") of Common Stock, $.01 par value per share, by the Company pursuant to an Underwriting Agreement dated October 30, 1996 (the "Underwriting Agreement") between Lehman Brothers Inc. and the Company. The Shares are registered pursuant to the Registration Statement on Form S-3, File No. 33-93584, as amended, (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission in connection with the registration of $106,250,000 aggregate offering price of securities. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Shares.

          On the basis of the foregoing and in reliance thereon and our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, we are of the opinion that, subject to the assumptions and limitations set forth herein, upon payment for and delivery of the Shares in accordance with the terms of the Underwriting Agreement, and the countersigning of the certificate or certificates representing such Shares by a duly authorized officer of the registrar for the Shares, such Shares will be validly issued, fully paid and nonassessable.

          The law covered by this opinion is limited to the present Maryland General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules or regulations of any county, municipality or special political subdivision or other local authority.

          We have, with your approval, assumed that the certificates for the Shares will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

          We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, event date October 30, 1996, and the use to the name of our firm therein.

                                   Respectfully submitted,


                                   /s/ O'MELVENY & MYERS LLP

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